Exhibit 99.1

FOR IMMEDIATE RELEASE

Carol D. DeGuzman

Senior Director

Corporate Communications

Telik, Inc.

(650) 238-3370

cdeguzman@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND YEAR-END 2002

FINANCIAL RESULTS

Company also Announces Lower Net Loss Per Share for Fiscal Year Ended December 31, 2001

Due to Recalculation of Weighted Number of Shares Outstanding

South San Francisco, CA,—February 13, 2003 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $12.6 million, or $0.36 per share, for the fourth quarter ended December 31, 2002, and a net loss for the year ended December 31, 2002 of $34.8 million, or $1.17 per share. This compares with a net loss of $6.3 million, or $0.23 per share, and $18.6 million, or $0.77 per share, for the fourth quarter and year ended December 31, 2001, respectively. The company’s net loss in 2002 is due primarily to increases in research and development spending as the company’s lead compounds, TLK286 and TLK199, advanced in clinical development. The $0.77 net loss per share for fiscal year 2001 reflects a recalculation of the weighted number of shares outstanding during that period, versus the previously reported net loss of $0.81 per share.

The company ended 2002 with $104.3 million in cash, cash equivalents and investments including restricted cash, compared to $55.2 million at December 31, 2001. The increase in the company’s cash balances is due to the successful completion of a follow-on offering in October 2002, which resulted in net proceeds of approximately $80.3 million.

Research and development expenses were $11.7 million and $31.6 million in the fourth quarter and year ended December 31, 2002, respectively, compared with $6.6 million and $18.8 million for the comparable periods in 2001. The increase in research and development expenses reflects investment in the clinical development of Telik’s lead product candidates, TLK286 and TLK199, and the ramp-up of manufacturing of clinical supplies for both products.

“Fiscal year 2002 was a transforming year for Telik. We announced strong, positive clinical results with TLK286 in three cancer indications, held a successful pre-Phase 3 meeting with the FDA for TLK286, initiated clinical development of a second drug cancer drug candidate, TLK199, and expanded our cancer drug pipeline through the selection of drug candidates from our collaboration with the Arizona Cancer Center,” said Michael M. Wick, M.D., Ph.D., chairman and chief executive officer. “We begin 2003 focused on our most important goal of advancing TLK286 into a Phase 3 registration trial for the treatment of ovarian cancer.”

In addition to the equity offering, key accomplishments at Telik during 2002 and early 2003 have included:

Clinical Progress

•	Data were presented demonstrating significant clinical activity of TLK286 in Phase 2 trials in ovarian, non-small cell lung and colorectal cancer at the American Society of Clinical Oncology meeting in May and the EORTC/NCI/AACR meeting in November.

•	A successful pre-Phase 3 meeting with the FDA for TLK286 led to the announcement of plans to begin pivotal Phase 3 registration trials in advanced ovarian and non-small cell lung cancer patients. The ovarian cancer trial is expected to initiate in the first quarter of 2003.

•	The TLK286 clinical development program was expanded to include advanced breast cancer, and a total of six new clinical trials were initiated using a weekly dose schedule and combination chemotherapy regimens. Telik plans to present results from several of these trials at medical conferences during 2003.

•	A Phase 1-2a clinical trial began with Telik’s second product candidate, TLK199, in patients with myelodysplastic syndrome, a form of pre-leukemia. Early data from this trial were presented at the American Society of Hematology meeting in December; additional data are expected to be presented at a medical conference during 2003.

Pipeline Advancement and TRAP Collaborations

•	TLK19781 was selected as Telik’s next product candidate for clinical development. This orally available small molecule drug has shown evidence of efficacy in several animal models of type 2 diabetes and insulin resistance, including HIV protease inhibitor-induced insulin resistance. Data were presented at the American Diabetes Association meeting in June.

•	Two new TRAP collaborations focused on discovering and developing novel cancer treatments for Telik’s pipeline were begun at the Fox Chase Cancer Center and Vanderbilt Ingram Cancer Center.

•	Early success in the TRAP collaboration with the Arizona Cancer Center at the University of Arizona led to the selection by Telik of four new candidates for potential development.

•	Telik’s TRAP collaboration with Sanwa Kagaku Kenkyusho was extended to identify and select a small molecule drug candidate for inflammatory disorders.

In addition, the company’s senior management team was expanded with addition of Marc Steuer, senior vice president, business development; David Lair, vice president, finance; Carlos Parra, vice president, quality; and Jay Shepard, vice president, commercial operations.

Conference Call

Telik will host its quarterly conference call at 4:30 p.m. Eastern time today. During the conference call, Telik management will review the company’s recent progress and provide guidance with respect to its currently anticipated financial results for 2003. A live webcast of the conference call will be available by logging on to www.telik.com. A replay of the webcast will be will be available from approximately 8:30 p.m. Eastern time February 13 through February 20, 2003. Access to the live teleconference call is also available by calling 612 332-0228.

About Telik, Inc.

Telik, Inc. of South San Francisco, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TLK286, a tumor activated small molecule drug that is in Phase 2 clinical trials in ovarian, non-small cell lung, colorectal and breast cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

You should not rely on forward-looking statements contained in this press release, including statements regarding the tolerability or potential efficacy of TLK286, or its potential in the treatment of one or more types of cancer. Telik can give no assurance with regard to these statements, as they are subject to various risks and uncertainties. Past financial results may not be indicative of future results. Factors that could affect our future financial results include but are not limited to the numerous technical, operational and financial uncertainties associated with drug development. All of our product candidates, including TLK286, are in the early stages of development, and the potential benefits of each product must still be proven. To date, TLK286 has been tested only in open-label uncontrolled clinical trials. Substantial additional testing, including randomized, controlled clinical trials, will be necessary prior to seeking regulatory approval to market TLK286, and there can be no assurance that such trials will be initiated, have a successful outcome, or that regulatory approval of TLK286 will be obtained. Telik is reliant on external manufacturing of TLK286. More detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission. Telik assumes no obligation to update any information provided in this press release or during its conference call.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001 (a)
Revenues:
Contract revenues from collaborations:
With related parties	$250	$264	$1,245	$1,588
Other	—	133	—	200
Other revenues	—	25	42	83

Total revenues	250	422	1,287	1,871
Costs and expenses:
Research and development	11,680	6,649	31,589	18,761
General and administrative	1,692	557	5,625	3,691

Total operating costs and expenses	13,372	7,206	37,214	22,452
Loss from operations	(13,122)	(6,784)	(35,927)	(20,581)
Interest and other income, net	489	446	1,145	2,015

Net loss	$(12,633)	$(6,338)	$(34,782)	$(18,566)

Basic and diluted net loss per share	$(0.36)	$(0.23)	$(1.17)	$(0.77	)*

Weighted average shares used to calculate basic and diluted net loss per share	35,496	27,565	29,786	24,030	*

*	Note: Basic and diluted net loss per share for year ending December 31, 2001 reflects a recalculation of the weighted average number of shares outstanding during that period.

Selected Balance Sheet Data

(in thousands)

	December 31,
	2002	2001 (a)
Cash, cash equivalents, investments and restricted cash	$104,282	$55,174
Total assets	108,973	57,315
Stockholders’ equity	99,205	51,338

(a)	Note: Derived from audited financial statements